UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             CURRENT REPORT Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


     Date of report (Date of earliest event reported)  April 21, 2005.
                                                     -------------------

                               ENOVA SYSTEMS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                                   California
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                 (State or Other Jurisdiction of Incorporation)

              0-25184                                    95-3056150
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     (Commission File Number)                 (IRS Employer Identification No.)


    19850 South Magellan Drive Suite 305, Torrance, CA               90502
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         (Address of Principal Executive Offices)                 (Zip Code)

                                  310-527-2800
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written  communications  pursuant to Rule 425 under the  Securities Act
         (17 CFR 230.425)

     |_| Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17
         CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         On April 21, 2005, the Board of Directors of Enova Systems, Inc. (the "Registrant") approved an Employment Agreement between the Registrant and Edwin Riddell, the President and Chief Executive Officer of the Registrant. The agreement is effective as of May 1, 2005. Mr. Riddell is also a director of the Registrant. Pursuant to the agreement, Mr. Riddell will receive a yearly salary of at least $208,000, subject to increase upon annual reviews of his compensation and performance. In addition, Mr. Riddell will be eligible for performance bonuses to be mutually agreed upon by both parties. Mr. Riddell will also receive options to purchase 1,000,000 shares of the Registrant's common stock at an original exercise price of $0.11 per share, representing at least the fair market value of the Registrants' common stock as of April 21, 2005 as determined in accordance with the Registrant's equity plan. The stock options will vest over three years in equal monthly installments and will expire five years from the date of issuance. Mr. Riddell shall be entitled to all other fringe benefits to which all executives and employees of the Enova are entitled as well as a company automobile and company apartment while employed by the Company. Mr. Riddell's employment is at-will and may be terminated by the Registrant for any reason and at any time. In the event that Mr. Riddell's employment is terminated by the Company without cause, as defined in the Agreement, Mr. Riddell is entitled to receive one year's salary and health benefits as severance. If the Board should change Mr. Riddell's duties or authority so that it may reasonably be found that Mr. Riddell is no longer performing as the Chief Executive Officer of the Registrant or if the Registrant is sold, merged, or closed, then, in either instance, Mr. Riddell shall have the right to terminate the Agreement and receive the same severance payment as if his employment had been terminated without cause. Mr. Riddell may otherwise terminate his employment at any time but will not be entitled to any severance benefits. In the event of a single period of prolonged inability to work due to the result of a sickness or an injury, Mr. Riddell will be compensated at his full rate pay for at least 6 (six) months from the date of the sickness or injury.

         On April 21, 2005, the Company also entered into a Release Agreement with Carl Perry relating to his transition from the position of Chief Executive Officer of the Company. The agreement is effective as of April 21, 2005. Mr. Perry is also a director of the Registrant. Pursuant to the release agreement,
(a) Mr. Perry will receive a lump sum payment of $75,924.18, and (b) the Registrant will pay him an amount for health insurance coverage and will continue to pay the premiums of a life insurance policy, in each case for the period January through December 2005. Under the release agreement, Mr. Perry also received his salary of Ten Thousand Dollars ($10,000.00) per month from August 18, 2004 through the end of December 2004. The foregoing amounts and benefits, among other things, are being provided to Mr. Perry in exchange for a general release of all claims, an express release of claims for age discrimination and a covenant not to pursue complaints with the Company. The release agreement sets forth certain restrictions on the sale of Enova common stock which Mr. Perry holds through the earlier of (a) January 1, 2006 or (b) six months after ENOVA receives additional capital funding of at least Five Million Dollars ($5,000,000.00).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               Enova Systems, Inc.
                                               -------------------
                                                 (Registrant)


Date:   April 26, 2005                /s/ Larry Lombard
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                                         By:     Larry B. Lombard
                                         Title:   Chief Financial Officer